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CENTRAL PARKING REPORTS FIRST QUARTER EARNINGS
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FEBRUARY 13, 2001



                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: James J. Hagan
         Chief Financial Officer
         (615) 297-4255
         jhagan@parking.com


CENTRAL PARKING CORPORATION REPORTS HIGHER FIRST QUARTER EPS
INCLUDING GAINS FROM PROPERTY SALES


NASHVILLE, TENN. (FEB. 13, 2001) -- Central Parking Corporation (NYSE: CPC) today announced net earnings of $11.5 million, or $0.32 per diluted share for the first quarter ended December 31, 2000. Net earnings for the year-earlier quarter totaled $8.4 million, or $0.23 per diluted share, before an extraordinary item.

         Earnings before net gains on property-related activities for the three months ended December 31, 2000 totaled $10.1 million, or $0.28 per diluted share. Earnings for the year-earlier period amounted to $11.1 million, or $0.30 per diluted share, excluding merger and integration-related expenses, net gains on property-related activities and an extraordinary item. Revenues for the first quarter totaled $177.3 million versus $185.3 million in the year-earlier period.

         Monroe Carell, Jr., Chairman and Chief Executive Officer, said, "Excluding capital gains and special items, our earnings in the first quarter were down slightly from a year ago. This comparison reflected a significant effect from the adverse weather that was prevalent in the Midwest and Northeast during the quarter. Although our revenues were down from the prior year because we are operating fewer locations, we are very encouraged by the results of our marketing activities thus far in fiscal 2001. We had indicated that reestablishing positive momentum in this aspect of our business was a top priority for us this year. We are also continuing to take steps to reduce expenses and increase productivity throughout the organization. We face a number of challenges over the remainder of fiscal 2001, including the impact that a slowing economy can have on parking revenues in central business districts, but we believe that our earlier forecast for an approximate 10% gain in earnings for the full year compared with $1.10 per diluted share for 2000 is still achievable at this time."

         Carell added, "We have the advantage of a business model that generates significant funds in excess of our normal operational needs. This has historically held true through economic slowdowns. Using this expected cash flow to reduce the borrowings under our credit facility is a

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CENTRAL PARKING REPORTS FIRST QUARTER EARNINGS
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FEBRUARY 13, 2001



high priority, but we are planning to invest approximately $20 million in strategic capital expenditures that will enhance our customer service at certain parking facilities that we control. We are also seeking to repurchase additional shares of our stock depending on market conditions."

         Central Parking Corporation also announced that the shelf registration statement filed on February 2, 2001 has been declared effective by the Securities and Exchange Commission. As previously announced, the registration statement relates to the offering on a time-to-time basis of up to 7,582,418 shares of the Company's common stock owned by certain shareholders. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 4,400 parking facilities containing approximately 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Mexico, Poland, Spain and Venezuela.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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                           CENTRAL PARKING CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                FIRST QUARTER ENDED
                                                        ---------------------------------
                                                         DECEMBER 31,        DECEMBER 31,
                                                           2000(a)            1999(a)(b)
                                                        -------------       -------------
Total revenues                                           $    177,272        $    185,333
Net earnings before extraordinary item                   $     11,505        $      8,446
Net earnings before extraordinary item per share:
    Basic                                                $       0.32        $       0.23
    Diluted                                              $       0.32        $       0.23
Weighted average common shares:
    Basic                                                      36,012              36,516
    Diluted                                                    36,417              37,113
Pro forma net earnings per share:
    Basic                                                $       0.28        $       0.30
    Diluted                                              $       0.28        $       0.30

(a) Pro forma net earnings per share exclude merger and integration costs related to the merger in March 1999 of Allright Holdings, Inc., and net gains from property-related activities.

(b) Results for the three months ended December 31, 1999 exclude an extraordinary loss of $195,000 after taxes.